ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 27th day of September, 2005, by and among Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation ("Purchaser"), Home Solutions of America, Inc., a Delaware corporation ("Parent") and Florida Environmental Remediation Services, Inc., a Florida corporation ("Seller"), and Fernando Nava and Mike D. Lane as the shareholders of Seller (the "Shareholders").

RECITALS:

A.        Seller is currently engaged in the business of restoring and reconstructing commercial and residential properties (the "Business").

B.         Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, all of the assets, receivables, personal property, equipment, inventory, fixtures, contracts, and other personal property which are directly or indirectly related to, necessary for, or used in connection with, the  operation of the Business.

C.        Seller will derive certain benefits from the transactions contemplated by this Agreement, and in connection therewith, Seller is willing to (i) deliver to Purchaser certain agreements not to compete with Purchaser and the Business, and (ii) make certain representations, warranties, covenants and agreements set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

            1.01     Assets to be Purchased. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, accept and acquire from Seller, on the Closing Date (as defined in Section 3.01 of this Agreement), on a going concern basis, all of the assets, properties, rights and interests of every kind and description, tangible or intangible, used by Seller in connection with the operation of the Business (all of which assets, rights and interests are hereinafter collectively referred to as the "Acquired Assets"), including, without limitation, the following:

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            (a)        all tangible business and personal property, including, without limitation,  equipment, vehicles, furniture, furnishings, machinery, computers and other tangible personal property of every description and kind and all replacement parts and accessories thereto, including, without limitation, those assets listed on Schedule 1.01(a) (collectively, the "Equipment");

            (b)        All cash on hand and in bank accounts, notes, accounts receivable and other short and long-term receivables of the Business including, without limitation, the receivables described on Schedule 1.01(b) (the "Accounts Receivable");

            (c)        all  supplies, goods, and inventory used, useable or useful in respect of the Business existing as of the Closing Date, including without limitation the inventory described on Schedule 1.01(c) (the "Inventory");

            (d)        all deposits, prepaid taxes and expenses, escrows and other advance payments relating to any expenses of the Business, including, without limitation, those items listed on Schedule 1.01(d) (the "Prepaid Expenses");

            (e)        all financial, personnel and other records, whether in hard or electronic format, operating manuals, and software (the "Documentary Information");

            (f)         all personal property leases under which Seller is the lessee of personal property (collectively, the "Personal Property Leases"), including, without limitation, those listed on Schedule 1.01(f) to this Agreement.  The Assets subject to the Personal Property Leases are referred to in this Agreement as the "Leased Personal Property";

            (g)        all written agreements, contracts, sales commitments, purchase orders, customer commitments, security agreements or instruments and undertakings (other than the Personal Property Leases) entered into in the ordinary course of the Business which (i) have been entered into on or before the date of this Agreement, including, without limitation, those listed on Schedule 1.01(g) to this Agreement, or (ii) are entered into after the date hereof, are related exclusively to the Business and satisfy the requirements of Section 6.02(c) of this Agreement (collectively with the Personal Property Leases, the "Acquired Contracts");

            (h)        all third‑party warranties, guaranties and service or replacement programs, including, without limitation, those listed on Schedule 1.01(h) (collectively, the "Warranties");

            (i)         the licenses, permits, approvals, variances, rights, waivers or consents (collectively, the "Licenses") issued to Seller by any federal, state, county or local governmental entity or subdivision thereof or any authority, arbitrator, department, commission, board, bureau, body, agency, court or instrumentality thereof (collectively, "Governmental Authorities") and used by Seller in connection with the operation of the Business, including all business Licenses, certificates of occupancy, and including, without limitation, the Licenses listed on Schedule 1.01(i);

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            (j)         all names, trade names, trademarks and service marks (or variations thereof) associated with the Business, including the name "Florida Environmental Remediation Services" and all intellectual property used in or associated with the Business;

            (k)        all rights of Seller to those telephone, pager and facsimile numbers utilized by Seller in connection with the operation of the Business;

            (l)         all goodwill associated with the Business and the Acquired Assets;

            (m)       all claims, actions, demands, and causes of action that relate to the Business; and

            (n)        all other property, other than the Retained Assets, of every kind, character or description owned by either Seller or its Affiliates and used or held for use in the Business, wherever located and whether or not similar to the items specifically set forth above.

As used herein, the term "Affiliate" shall mean with respect to any party to this Agreement any entity or person that directly or indirectly controls, is controlled by, or under common control with such party.

            1.02     Retained Assets.  Notwithstanding anything contained in Section 1.01 of this Agreement to the contrary, Seller shall, and hereby does, expressly retain all of Seller's right, title and interest in and to only those assets, properties, rights and interests that are listed on Schedule 1.02 (collectively, the "Retained Assets").

            1.03     Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to pay, perform and discharge as and when due, only those obligations and liabilities of Seller set forth on Schedule 1.03 (collectively, the "Assumed Liabilities").

            1.04     Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume and Purchaser shall not be obligated to pay or assume, and none of the assets of Purchaser shall be or become liable for or subject to, any liability, indebtedness, commitment, or obligation of Seller or any of its Affiliates, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise, including, without limitation, the following (collectively, the "Retained Liabilities"):

            (a)        any debt, obligation, expense or liability of Seller or any of its Affiliates (or any predecessor operator of the Business or the Acquired Assets) that is not an Assumed Liability;

            (b)        any liabilities associated with or arising out of any of the Retained Assets;

            (c)        any liabilities or obligations in respect of periods or action or omissions of Seller or its Affiliates prior to the Effective Time (as hereinafter defined);

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            (d)        liabilities or obligations arising as a result of any breach by Seller at any time of any contract or commitment that is not assumed by Purchaser;

            (e)        any debt, obligation, expense, or liability arising out of or incurred solely as a result of any transaction of Seller occurring after the Effective Time or arising out of any violation by Seller of any law, regulation, or ordinance at any time (including, without limitation, those pertaining to fraud, environmental, and ERISA matters);

            (f)         liabilities or obligations with respect to express or implied warranties of any kind or nature, including, without limitation, warranties of workmanship or merchantability, warranties express or implied by Seller in any written agreement and all warranties imposed by law, regulation, statute or otherwise, occurring prior to the Effective Time; and

            (f)         liabilities or obligations with respect to the ownership or operation of any assets owned or operated by Seller or any of its Affiliates other than the Acquired Assets.

            1.05     Assignability and Consents. To the extent that the assignment of any Acquired Contract, Warranties, Licenses, Documentary Information, Leased Personal Property or other Acquired Asset to be assigned to Purchaser requires the consent or waiver of any third party or Governmental Authority (each a "Required Consent"), Seller shall obtain the consent or waiver of each such third party or Governmental Authority to such assignment, in each case in form and substance satisfactory to Purchaser, on or prior to the Closing Date.

ARTICLE II

PURCHASE PRICE

            2.01     Payment. As full payment for the Acquired Assets and the covenants contained in Section 6.04 (the "Noncompetition Covenant"), at the Closing, Purchaser shall (a) assume the Assumed Liabilities, and (b) shall pay and/or deliver (or cause to be paid and delivered) the following:

            (i)         Purchaser's nonrecourse promissory note in the principal amount of U.S. Eleven Million and No/100 Dollars ($11,000,000.00), subject to adjustment or cancellation as provided herein, substantially in the form attached hereto as Exhibit "A" (the "Note");

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            (ii)        at Purchaser's option, either (A) 1,053,632 shares of Parent's restricted common stock ("Common Stock"), par value $0.001 per share (the "Shares"), which Shares shall be issued in the name of, and held by, Hallett & Perrin, P.C. as escrow agent (in such capacity, the "Escrow Agent"), until released as provided in the Escrow Agreement among Purchaser, Seller, Parent and Escrow Agent, substantially in the form attached hereto as Exhibit "B" (the "Escrow Agreement"), or (B) a warrant (the "Warrant") attached hereto as Exhibit "C" exercisable for the Shares, issued in the name of Seller with an exercise price of $0.001 per share, which Warrant shall be exercisable only in certain circumstances as set forth therein and which shall be delivered to the Escrow Agent. If the Shares are issued, Parent agrees to use its best efforts to register such shares under the Securities Act of 1933, as amended (the "Securities Act"), within 12 months of the Closing Date, subject to the reasonable discretion of the Parent's Board of Directors as to the type of registration and timing of the registration statement to be filed.  Notwithstanding the foregoing, the Parent's Board of Directors may delay any registration for a period of ninety (90) days from time to time upon prior written notice to Seller, if it is determined that it is in the best interests of the Parent to do so in order to coordinate the registration as a piggy-back registration or if it is otherwise determined by the Parent's Board of Directors that such delay is in the best interests of the Company.  The Shares shall be subject to forfeiture as provided herein; and

            (iii)       Earnout Amount.  Seller shall be entitled to receive an amount equal to ten percent (10%) of the excess of Purchaser's EBITDA related to the Business, if any, that exceeds $15,000,000.00 in each of fiscal years 2006 and 2007, subject to the terms and provisions of this Agreement (the "Earnout Amount").   In each of fiscal year 2006 and 2007, the Earnout Amount, if any, shall be determined by Purchaser in accordance with generally accepted accounting principles ("GAAP") for that fiscal year and confirmed by its independent public accountants within 90 days following the end of such fiscal year.  Thus, for example, if Purchaser's EBITDA related to the Business in fiscal year 2006 is $20,000,000.00, then Seller shall be entitled to receive an Earnout Amount equal to $500,000.00 ([$20,000,000.00 - $15,000,000.000] x 10% = $500,000.00).  If Seller is entitled to an Earnout  Amount, it shall be paid by Purchaser in cash or, at Purchaser's option, by the issuance of restricted shares of the Parent's Common  Stock valued at the five-day trailing average of the closing price of the Common Stock as quoted on the American Stock Exchange in the five days immediately prior to the last day of the fiscal year for which the shares are to be issued.

The Note, the Shares and the Earnout Amount are collectively referred to herein as the "Purchase Price."

            2.02     Forfeiture of Shares.  In the event that the Business does not either (a) meet or exceed $20,000,000.00 in gross billings during the period from the Closing Date to September 27, 2006 (the "Deadline"), or (b) meet or exceed $8,000,000.00 in EBITDA during the period from the Closing Date to the Deadline, in each case, as determined by Purchaser in accordance with GAAP and confirmed by Purchaser's independent public accountants, the Shares shall be automatically forfeited (such events described in clauses (a) and (b) above are referred to as the "Economic Goals").  At least one of the Economic Goals must be met by the Deadline in order for the Shares to be earned by Seller.  If neither Economic Goal is met by the Deadline and the Shares were issued to the Escrow Agent, then the Escrow Agent shall return the stock certificate representing the Shares to the Parent and the Shares shall be redeemed by the Parent and the stock certificate representing the Shares shall be cancelled.  If neither Economic Goal is met by the Deadline and instead, at Purchaser's election, a Warrant was issued for the Shares, then the Warrant (which shall have automatically become void and of no force or effect upon such event) shall be immediately returned to the Parent by the Escrow Agent, and the Parent shall cancel the Warrant.  If the Business meets either of the Economic Goals by the Deadline as determined by Purchaser and confirmed by Purchaser's independent public accountants, Purchaser shall give written notice to the Escrow Agent instructing the Escrow Agent to cause the Shares or the Warrant, as applicable, to be released from escrow.

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            2.03     Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets and the Noncompetition Covenant in accordance with the allocation set forth on Schedule 2.03. Purchaser and Seller shall report the purchase and sale of the Acquired Assets and the Noncompetition Agreement in their respective federal, state or local tax returns in accordance with the allocation set forth on Schedule 2.03.

ARTICLE III

CLOSING

            3.01     Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Purchaser's counsel, Hallett & Perrin, P.C., located at 2001 Bryan  Street, Dallas, Texas 75201, at 10:00 a.m., local time, on September 27, 2005, or as promptly as practicable thereafter as soon as the conditions set forth in Article VIII are satisfied, or at such other date, time or place fixed by mutual written consent of Purchaser and Seller, but in no event later than September 30, 2005 (the "Termination Date").  All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed (the date of such Closing is referred to herein as the "Closing Date").

            3.02     Effective Time.  The transactions contemplated by this Agreement shall be deemed effective for tax and all other purposes as of 12:01 a.m., local Dallas, Texas time, on the day immediately following the Closing Date (the "Effective Time"), unless otherwise mutually agreed in writing by the parties.  Notwithstanding the foregoing, for accounting purposes, the effective time of the transactions contemplated by this Agreement shall be the effective time determined by Purchaser as reflected in its books and records.

            3.03     Conveyance of Assets. At the Closing, Seller shall deliver or cause to be delivered to Purchaser for the purpose of transferring the Acquired Assets to Purchaser such documents, bills of sale, certificates of title, endorsements, assignments and instruments necessary, advisable or desirable to vest in Purchaser good and marketable title to all of the Acquired Assets being transferred by Seller to Purchaser hereunder (such documents and instruments hereinafter collectively referred to as the "Transfer Documents").  Such Acquired Assets shall be transferred to Purchaser free and clear of any and all liens, prior assignments, security interests, charges, pledges, claims or encumbrances of any kind or character whatsoever (collectively, "Liens"), except Liens relating to the Assumed Liabilities.

            3.04     Assumption Instrument. At the Closing, Purchaser shall, at the request of Seller, execute and deliver to Seller an assumption agreement with respect to the Assumed Liabilities, in substantially the form attached hereto as Exhibit "D" (the "Assumption Instrument").

            3.05     Taxes, Charges and Fees.

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            (a)        Sales, Use and Transfer Taxes.  Purchaser shall pay all transfer taxes, documentary stamp taxes, recording charges and other taxes imposed by any Governmental Authority in connection with the sale and transfer of the Acquired Assets. Seller shall have the sole responsibility of representing its position in any future audit by any Governmental Authority with respect to any tax periods during which the Seller owned the Acquired Assets or operated the Business.

            (b)        Payment and Proration of Personal Property Taxes.  Personal property taxes associated with the Acquired Assets that are imposed on a periodic basis and are payable for a tax period ending on or before the Closing Date shall be paid by Seller, and Seller shall have the sole responsibility of such taxes (and any payments due on account of such taxes).   Personal property taxes associated with the Acquired Assets that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Closing Date shall be prorated as of the Closing Date and result in an adjustment to the Note (or at Purchaser's option, Seller shall pay to Purchaser Seller's portion of prorated taxes upon Purchaser's demand).

            3.06     Employment Agreement. At the Closing, Fernando Nava shall provide purchaser with written evidence of his resignation from his employment with the Seller and from his positions as an officer and board member of Seller, and shall enter into an Employment Agreement with Purchaser in the form attached as Exhibit "E".

            3.07     Covenants and Further Assurance.  Each party shall, at any time and from time to time after the Closing Date, upon request of any other party and without further cost or expense to such other party, execute and deliver such instruments of conveyance and assignment and shall take such actions as such other party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each Shareholder, severally and jointly with each other, hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

            4.01     Organization and Good Standing; Power and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida.  Seller has full corporate power and authority to execute and deliver this Agreement, perform Seller's obligations hereunder, consummate the transactions contemplated hereby, operate the Business as it is now being conducted and own or lease the Acquired Assets.  Seller is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon the Business, the Acquired Assets or Seller.

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            4.02     Authorization.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Seller in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by (i) all necessary action on the part of Seller and (ii) the unanimous written consent of the Shareholders. This Agreement has been, and the other agreements and instruments to be executed and delivered by Seller and the Shareholders in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Seller and the Shareholders, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with their respective terms.

            4.03     Conflicts: Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Seller and the Shareholders do not, and the performance by Seller and the Shareholders of their respective obligations hereunder and thereunder and the consummation by Seller and the Shareholders of the transactions contemplated hereby or thereby, will not (i) violate, conflict with, or constitute a breach or default under any of the terms of Seller's organizational documents, or any License, patent, trademark, copyright or other intellectual property right of Seller, any Warranty, Documentary Information, Acquired Contract, Personal Property Lease or any other obligation under or with respect to the Acquired Assets, (ii) result in the creation or imposition of any Liens in favor of any third party upon any of the Acquired Assets or the Business, (iii) violate or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to any Governmental Authority pursuant to any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority affecting the Business or the Acquired Assets, or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which Seller or either Shareholder is a party or by which Seller or either Shareholder or any of their respective assets or properties are bound or affected.  There is no pending or, to the best knowledge of Seller and Shareholders, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Authority, involving the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of Purchaser to acquire or own the Acquired Assets or the right of Purchaser to operate the Business in substantially the manner in which it currently is operated.

            4.04     Absence of Undisclosed Information. Other than liabilities or obligations reflected in the Unaudited Financial Statements (as defined in Section 4.05 below), the Business and the Acquired Assets are not subject to (i) any liabilities or obligations of any nature, fixed or contingent, or any facts that might give rise to any such liabilities or obligations, which would materially adversely affect the business, business prospects, assets, financial condition or results of operations of the Business, or (ii) to the best knowledge of Seller and the Shareholders, any liabilities or adverse claims against or relating to the Acquired Assets or the Business.

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4.05     Financial  Statements.  Seller has heretofore delivered to Purchaser true and correct copies of Seller's most recent unaudited balance sheet, and related statements of operations, retained earnings and cash flows, together with the notes relating thereto (collectively, the "Unaudited Financial Statements").  The Unaudited Financial Statements: (a) have been consistently prepared in accordance with the books and records of Seller; (b) reflect and provide adequate reserves and disclosures in respect of all liabilities of the Business, including without limitation, all contingent liabilities at such date; and (c) present fairly the financial condition of the Business at such date and the results of operations and cash flows of the Business for the period then ended. Seller (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are accurately and promptly recorded to permit the preparation of its financial statements, (b) transactions are executed in accordance with management's specific or general authorizations, and (c) access to its assets is permitted only in accordance with management's general or specific authorization.

            4.06     Adequacy of Acquired Assets. Seller has good and marketable title to all of the Acquired Assets, and the Acquired Assets are, or will be, upon consummation of the transactions contemplated by this Agreement, free and clear of all Liens (other than Liens related to the Assumed Liabilities).  The Acquired Assets include all assets and properties of Seller of every kind and description, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable Purchaser to conduct the Business as it has been conducted by Seller prior to the date hereof and prior to the Closing Date.  There are no assets which are used in the Business which are owned by the Shareholders.  All of the Acquired Assets are in good operating condition and in a state of reasonable maintenance and repair.  There are no unpaid liabilities, claims or obligations arising from the ownership, use or operation of the Acquired Assets or the Business which could give rise to any mechanic's, materialman's or other statutory Lien against any of the Acquired Assets for which Purchaser could be held responsible.

            4.07     Personal Property Leases.  Schedule 1.01(f) sets forth a list and brief description of each Personal Property Lease or other agreement or right, whether written or oral (including in each case the rental rate, the expiration date thereof and a brief description of the property covered thereby) under which Seller is lessee of, or holds or operates any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in connection with the Business.  All of such Personal Property Leases are valid and enforceable in accordance with their respective terms, and there is not under any of such Personal Property Leases, any material breach or default on the part of Seller or, to the best knowledge of Seller and Shareholders, any other party or any event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of Seller or, to the best knowledge of Seller and Shareholders, on the part of any other party.

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            4.08     Contracts and Commitments.  Except as set forth in Schedule 4.08 to this Agreement, neither Seller nor any Shareholder is, with respect to the Business or the Acquired Assets, a party to any written or oral (a) contract not made in the ordinary course of business, other than this Agreement; (b) consulting agreement or contract for the employment of any employee, consultant or other person on a full‑time, part‑time or consulting basis; (c) except for the Personal Property Leases set forth on Schedule 1.01(f) any contract or agreement relating to the lease of any property, real or personal, whether as lessor or lessee; (d) any contract for the purchase or sale of real or personal property, goods or services, or capital or fixed assets, other than this Agreement; or (e) any contracts or other agreements containing covenants under which the Business may not compete in any line of business or with any person or entity in any geographic area.  All Personal Property Leases and all Acquired Contracts are valid and enforceable in accordance with their respective terms.  Except as set forth in Schedule 4.08 hereto, neither Seller nor either Shareholder is in breach of or in default under and, to Seller's or either Shareholder's knowledge, no other party thereto is in breach of or default under, any of the Acquired Contracts or Personal Property Leases, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  True, correct and complete copies of all the Acquired Contracts, the Personal Property Leases and all contracts listed on Schedule 4.08 have been delivered to Purchaser.

            4.09     Accounts Receivable.  On the Closing Date, the level of Accounts Receivable for Seller shall be as is normal and customary in the ordinary course of business, consistent with past practices.  All collection efforts regarding the Accounts Receivable shall likewise be consistent with past practices.  All Accounts Receivable are payable in no less than 30 days after the date services were rendered or goods were delivered.  No discounts, offsets, or other incentives shall be utilized for collection purposes other than as have previously been employed by Seller in the ordinary course of business. All Accounts Receivable of Seller are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 30 days after the date on which it first became due and payable), net of the applicable reserve for bad debts in the amount disclosed to Purchaser.

4.10    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller or either Shareholder.

4.11    No Warranties.  Neither Seller nor any Shareholder has ever received a claim, and, to Seller's and each Shareholder's knowledge, no claim is pending or has been threatened, under any guaranty, warranty, or other indemnity for any product sold or service provided by Seller.

4.12     Government Contracts.  Neither Seller nor either Shareholder has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that Seller or either Shareholder will be suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced.  Neither Seller nor either Shareholder has ever been nor is Seller or either Shareholder now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened.  There is no valid basis for Seller's or either Shareholder's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

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            4.13     Inventory.  Seller has good title to all Inventory included in the Acquired Assets, free and clear of all Liens.  The Inventory is adequate for the conduct of the Business by Purchaser after the Closing and contains no items of obsolete Inventory, and Inventory levels are not in excess of the normal operating requirements of the Business in the ordinary course and consistent with past practices.

            4.14     Customers and Suppliers. Except as set forth on Schedule 4.14, Seller is not involved in any material controversy with any of the customers or suppliers of the Business. Schedule 4.14 lists all customers of the Business which, from the Business's inception, accounted for five percent (5%) or more of the purchases or sales of the materials, products, supplies, equipment or parts used in connection with the Business or five percent (5%) or more of the revenues of the Business.

            4.15     Licenses.  Other than as would not result in a Material Adverse Effect (as such term is defined below), Seller has all licenses, permits, and approvals which are needed or required by law to operate the Business or any ancillary services related thereto. Schedule 4.15 lists all such Licenses owned or held by Seller relating to the ownership or operation of the Business or the Acquired Assets, all of which are now and as of Closing shall be valid, in full force and effect.  All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis, each with the appropriate Governmental Authority.

For the purposes of this Agreement, "Material Adverse Effect" means an event, change or effect (whether collectively or individually) that is material and adverse to the Business, the Acquired Assets, or the condition (financial or otherwise), results of operations, management, manner of conducting business, contractual rights, properties, liabilities or prospects of the Purchaser or that would materially and adversely impact, affect or impair the consummation of the transactions contemplated by this Agreement.

            4.16     Regulatory Compliance.  Other than as would not result in a Material Adverse Effect, Seller and the Business are in compliance with all applicable statutes, rules, regulations, and requirements of all Governmental Authorities having jurisdiction over the Business and the Acquired Assets and the operations of the Business.  Other than as would not result in a Material Adverse Effect, Seller has timely filed all reports, data, and other information required to be filed with such Governmental Authorities.

            4.17     Compliance with Law. Seller is in material compliance with all federal, state, local or foreign laws, statutes, ordinances, regulations, orders and other requirements of Governmental Authorities having jurisdiction over the Acquired Assets or the conduct of the Business.

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            4.18     Litigation. There is no pending or, to the best knowledge of Seller and each Shareholder, threatened litigation, action, suit, proceeding, claim, investigation, or administrative proceeding against or affecting Seller or either Shareholder, by or before any Governmental Authority, involving or relating to the Business or the Acquired Assets.

4.19     Taxes.

(a)                Seller has, or by the Closing Date will have, (i) timely filed all returns, schedules and declarations (including any withholding and information returns) required to be filed by any jurisdiction to which Seller is or has been subject with respect to any Taxes (as defined below), all of which returns, schedules and declarations are, or will, when filed, be true, complete, accurate and correct in all material respects, (ii) paid in full all Taxes due and payable (or claimed to be due and payable by any federal, state, local or foreign Taxing authority), (iii) paid or finally settled all Tax deficiencies asserted or assessed against Seller, and (iv) made timely payments to the proper Governmental Authorities of the Taxes required to be deducted and withheld from the wages paid to its employees.

(b)               Seller (i) is not delinquent in the payment of any Tax, (ii) has not been granted an extension of time to file any Tax return prior to or on the Closing Date which has expired, or will expire, on or before the Closing Date without such return having been filed, and (iii) has not granted to any other person or entity a power of attorney or similar authorization with respect to the settlement of its liability for Taxes.

(c)                No deficiencies for any Tax has been claimed, proposed or assessed (whether or not finally or tentatively, orally or in writing), no requests for waivers of the time to assess any deficiency for any Taxes are pending, and there are no pending or threatened Tax audits, investigations or claims for or relating to (i) the assessment or collection of Taxes, or (ii) a claim for refund made with respect to Taxes previously paid. There are no matters under discussion or dispute with any Governmental Authorities with respect to Taxes that may have been raised, nor are there any issues Seller believes will be raised in the future, by any Taxing authority with respect to Taxes accruing on or prior to the Closing Date.

(d)               There are, and as of the Closing Date there will be, no Liens for Taxes upon the Acquired Assets except for statutory Liens for Taxes not yet due or delinquent. Purchaser will take title to the Assets free and clear of any such Liens.

(e)                As used in this Agreement, "Taxes" (and all derivations thereof) means all federal, state, local and foreign sales, use, property, payroll and other taxes imposed by any Governmental Authority with respect to the ownership, operation, transfer or use of the Business or the Acquired Assets, or in any other way relating to the Business or the Acquired Assets.

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            4.20     Employees.  Schedule 4.20 contains a true and complete list of the names of each employee of the Business, disclosing each such employee's current aggregate annual cash compensation and the other material benefits of each employee of the Business.  Schedule 4.20 contains a list of all employment contracts, confidentiality agreements or non‑compete agreements to which Seller is a party with respect to any of its employees, and all such agreements have been provided to Seller prior to the date of this Agreement.  Except as set forth on Schedule 4.20 to this Agreement, no labor organization, collective bargaining representative or group represents or claims to represent any of the present employees of the Business.  Each employee of the Seller is properly authorized by the United States government to work in the United States and Seller has duly verified the status of each such employee to work in the United States, including, where appropriate, verification of that such employee's Form I-9 is issued, valid and current.

4.21     Employee Benefit Plans.

            (a)        Schedule 4.21 contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of the Business, which were previously or are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) any other employee benefit plan, program, policy, or arrangement providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, paid time-off benefits (including without limitation vacation leave, sick leave, personal leave, bonus leave, and leave for civil obligations), retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, whether written or unwritten, formal or informal, which Seller or any of its affiliates currently sponsors, or to which it has any outstanding present or future obligation to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the "Benefit Plans").

            (b)        Seller has, with respect to each Benefit Plan listed on Schedule 4.21, delivered to Purchaser, or shall provide to Purchaser within five (5) days after the date of this Agreement, a true and complete set of copies of (i) all Benefit Plans and related trust agreements, annuity contracts or other funding instruments as shall be in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) all summary plan descriptions for each Benefit Plan required to prepare, file and distribute summary plan descriptions; and (iii) all summaries furnished or made available to employees, officers and directors of any of Seller or the ERISA Controlled Group (as defined below) of all Benefit Plans for which a summary plan description is not required.

            (c)        The Acquired Assets are not, and Seller does not expect them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being considered to be aggregated with another entity pursuant to Section 414 of the Code or ERISA Section 4001(a)(14) ("ERISA Controlled Group").

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            (d)        Neither Seller nor any member of Seller's ERISA Controlled Group has sponsored, contributed to, participated or agreed to participate in, or had an "obligation to contribute" (as defined in ERISA Section 4212(a)) to a "multiemployer plan" (as defined in Code Section 414(f) or ERISA Sections 4001(a)(3) or (3)(37)(A)) on behalf of any employee of the Business.

            (e)        Neither Seller nor any member of Seller's ERISA Controlled Group has at any time sponsored or contributed to, participated or agreed to participate in, a "single employer plan" (as defined in ERISA Section 4001(a)(15)) to which at least two or more of the "contributing sponsors" (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

            (f)         There are no actions, liens, suits, audits or claims pending or, to the best knowledge of Seller, threatened against Seller, with respect to Seller's maintenance of the Benefit Plans, any Benefit Plan, or the assets of any Benefit Plan, other than routine claims for benefits and other claims that are not material.

            (g)        Seller and each member of Seller's ERISA Controlled Group have, at all times, complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), ERISA Sections 601 through 608 and Section 4980B of the Code, and all regulatory guidance thereto.

            (h)        Each Benefit Plan that constitutes an "eligible retirement plan" as defined in Section 402(c)(8)(B) of the Code, and each related trust agreement, annuity contract or other funding instrument, from which assets may be involved in a "direct rollover" (as defined in Section 401(a)(31) of the Code) or other transfer to Purchaser's retirement plans has complied with the applicable requirements of the Code and, with respect to Benefit Plans that are qualified under Section 401(a) of the Code, each such Benefit Plan has been so determined by the Internal Revenue Service pursuant to a current favorable determination letter, or application for such determination has been made and is currently pending.

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            4.22     Employee Relations.  All employees of the Business are employees of Seller.  The employee relations of Seller are good. There is no threatened employee strike, work stoppage, or labor dispute pertaining to the Business.  No union representation question exists respecting any employees of Seller.  No collective bargaining agreement, labor contract, letter of understanding, contract or any other arrangement, formal or informal, with any labor union or organization exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are, to the best knowledge of Seller, taking place, and none of the employees of Seller are represented by any labor union or organization.  There is no unfair practice claim against Seller before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Business, and none has occurred. Seller, to its knowledge, is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.  Seller is not, to its knowledge, engaged in any unfair labor practices. Other than as would not result in a Material Adverse Effect, Seller has complied with all requirements of the Immigration Reform and Control Act of 1986. There are no pending or, to the best knowledge of Seller, threatened EEOC or DFEH claims, OSHA complaints, DOL complaints, union grievances, wage and hour claims, unemployment compensation claims, workers, compensation claims or the like.

            4.23     Environmental Laws.

            (a)        Neither Seller nor the Business is or has been (i) subject to any environmental hazards, risks, or liabilities, or (ii) in violation of any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as supplemented and amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as  amended ("RCRA"), 42 U.S.C. Section 6901, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; and the Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.  No Hazardous Substances (which for purposes of this Section 4.23 shall mean and include any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including without limitation CERCLA, ECRA, RCRA; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives) have been and through the Closing Date will be, disposed of or released or discharged from or onto (including groundwater contamination) any Acquired Asset  or any place where the Business has been operated or services have been provided by Seller in violation of any applicable environmental statute, regulation, or ordinance.  Neither Seller, nor any Affiliate of Seller has allowed any Hazardous Substances to be discharged, possessed, managed, processed, or otherwise handled by or in connection with the Business in a manner which is in violation of applicable law, and Seller has complied and is compliant with all environmental laws applicable to any part of the Business.  Seller shall immediately notify Purchaser, in writing, should Seller, prior to the Closing Date, become aware of any lien, notice, litigation, or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance with respect to the Business or any Acquired Asset; and shall promptly furnish the Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith;

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            (b)        Neither Seller nor its Affiliates or agents have received any communication (written or oral) that alleges that Seller or the Business is not in compliance with all applicable environmental laws;

            (c)        Other than as would not result in a Material Adverse Effect, Seller has obtained all environmental permits necessary for the operation of the Business and related activities, all such permits are in good standing and Seller is in compliance with all terms and conditions of its environmental permits; and

            (d)        To the knowledge of Seller, no location where the Business is or has been operated has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials

            4.24     Insurance.  Seller maintains adequate liability, property and casualty, and other forms of insurance customary for businesses like Seller's Business, all on terms and conditions that are ordinary and customary for businesses such as the Business.  Schedule 4.24 lists all insurance policies covering the operations of the Business and the property insurance policies covering the Acquired Assets, including the policies' numbers, terms, identity of insurers, amounts and coverage.  All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date.

            4.25     Location of Property.  All of the items comprising the Acquired Assets are located at Seller's facilities or Seller's agents' facilities set forth on Schedule 4.25.  Neither Seller nor either Shareholder shall remove any of such property from such locations without the prior written consent of the Purchaser, except as may be required in the ordinary course of the Business.

            4.26     Conflicts Of Interest.  No Affiliate of Seller, nor, to Seller's or either Shareholder's knowledge, any Business employee: (i) is a supplier of goods or services to Seller, (ii) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Seller, or (iii) is a party to any contract or other agreement with Seller, other than Mike D. Lane.

            4.27     Brokers, Finders and Agents. Neither Seller nor either Shareholder is directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

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            4.28     Securities and Investment Representations.  Seller is acquiring the Shares for investment purposes and not with a present view to, or for sale in connection with, a distribution thereof within the meaning of the Securities Act.  Seller understands that it may not be able to sell or otherwise dispose of the Securities, and accordingly it might need to bear the economic risk of this investment indefinitely.  Seller understands that the Securities have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws, and that the Purchaser and the Parent are relying upon the truth and accuracy of the representations and warranties of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Shares.  Seller has been furnished all documents relating to the business, finances and operations of the Parent that Seller has requested from the Purchaser or the Parent and has evaluated the risks and merits associated with an investment in the Shares to its satisfaction.  Seller has been afforded the opportunity to ask questions of the Parent's representatives concerning the Parent in making the decision to purchase and acquire the Shares, and such questions have been answered to its satisfaction.  Seller is an "accredited investor" as defined in Rule 501 under Regulation D of the Securities Act.  Seller is capable of evaluating the merits and risks of an investment in the Shares.

            4.29     Restrictions on Transfer.  Seller covenants and agrees that it shall not transfer any of the Shares (i) unless such Securities are registered under the Securities Act or unless an exemption from registration and qualification requirements is available under the Securities Act and applicable state securities laws and the Parent has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required, and (ii) in any event, for at least one year following the date that the Shares are transferred into its name from the Escrow Agent.  Seller understands that certificates representing the Shares shall bear the following, or a substantially similar, legend until such time as they have been registered under the Securities Act or otherwise may be sold without volume or other limitations under Rule 144 promulgated under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            4.30     Representation by Counsel, etc..  Seller and Shareholders represent that Purchaser and Parent have previously advised, and again hereby advise, prior to the execution of this Agreement and all documents executed in conjunction with this Agreement, that Seller and Shareholders each seek the advice of an attorney and an accountant in connection with this Agreement and the transactions contemplated hereby. Seller and each Shareholder hereby confirms that Seller or such Shareholder, as applicable, has had the opportunity to seek the advice of an attorney and an accountant of his or its choice in connection with this Agreement and the transactions contemplated hereby.

            4.31     Working Capital. Seller currently has, and will have on the Closing Date, no less than U.S. Two Million and NO/100 Dollars ($2,000,000.00) in Working Capital. For purposes of this Agreement "Working Capital" means the sum of (x) all cash in Seller's bank accounts, plus (y) the aggregate amount of all Seller's valid and collectible accounts receivable for services rendered or goods delivered that are no less than 30 days past the date the services were rendered or the goods were delivered, less (z) Assumed Liabilities.

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            4.32     EBITDA.  As of August 31, 2005, Seller has no less than U.S. One Million Five Hundred and NO/100 Dollars ($1,500,000.00) in EBITDA, excluding from such calculation the salary and other compensation paid to Mr. Nava, to the extent such salary and compensation exceeds U.S. Two Hundred Eight Thousand and NO/100 Dollars ($208,000.00)  and all non-essential expenses.

            4.33     Recent Billings.  As of the three-week period ended September 22, 2005, Seller has billed no less than U.S. Three Million and NO/100 Dollars ($3,000,000.00) to customers solely related to services provided for restoration of properties and buildings devastated or damaged by hurricane Katrina.

            4.34     Full Disclosure. The information provided and to be provided by Seller to Purchaser in this Agreement, in the Schedules attached hereto or in any other writing pursuant hereto (including, without limitation, the representations and warranties contained in this Article IV) does not and will not contain any untrue statement of a material fact and does not and will not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.  Copies of all statements, reports, documents and other materials heretofore or hereafter delivered or made available to Purchaser pursuant hereto and thereto were or will be at the time of their delivery to Purchaser true, complete and accurate copies of such statements, reports, documents and other materials.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

            5.01     Organization and Good Standing; Power and Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Purchaser has full corporate power and authority to execute and deliver this Agreement, perform Purchaser's obligations hereunder, consummate the transactions contemplated hereby, operate the Business as it is now being conducted and own or lease the Acquired Assets.  Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon the Business, the Acquired Assets or Seller.

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            5.02     Authorization.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other agreements and instruments to be executed and delivered by Purchaser in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Purchaser, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

            5.03     Brokers, Finders and Agents.  Purchaser is not directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

PRE-CLOSING COVENANTS

            6.01     Access and Information.  Seller shall afford to Purchaser and Purchaser's accountants, counsel and other representatives full and reasonable access from time to time during normal business hours throughout the period from the date hereof until the Closing Date to Seller's properties, books, contracts, commitments, personnel and records relating to the Business and the Acquired Assets, and, during such period, Seller will (or will cause its representatives to) furnish to Purchaser and Purchaser's accountants, counsel and other representatives copies of such documents and all such other information concerning the Acquired Assets, the Retained Assets, the Assumed Liabilities, the Retained Liabilities and the operations, properties and personnel of the Business as Purchaser may reasonably request.

            6.02     Conduct of the Business Pending Closing.  From the date hereof through the Closing Date:

            (a)        Ordinary Course of Business.  Seller shall use all reasonable efforts to preserve the business organization of the Business intact, to keep available to the Business the services of all current employees and to preserve for Purchaser the goodwill of the suppliers, customers, employees and others having business relations with the Business;

            (b)        Operation of Business.  Seller shall continue the operation of the Business in the ordinary course and consistent with past practices, and maintain the assets, properties and rights of the Business (including, without limitation, the Acquired Assets) in good order and condition, subject to ordinary wear and tear;

            (c)        Material Contracts.  Seller shall not enter into any contract, purchase order or other commitment directly or indirectly affecting the Acquired Assets or the Business, except contracts and commitments entered into the ordinary course of business consistent with past practices, which is freely transferable to Purchaser without the consent of any party, and with respect to which Seller has provided full disclosure to Purchaser;

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            (d)        Material Adverse Change.  Seller shall give prompt written notice (but not later than five (5) days after the occurrence thereof) to Purchaser of any (i) material adverse change in the prospects, assets, financial condition or results of operation of the Business; and (ii) change that would render any representation or warranty made by Seller hereunder untrue or incomplete in any material respect as of the date of such change;

            (e)        Compliance with Representations and Warranties. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, Seller shall not take any action or permit to occur any event, directly or indirectly within the control of Seller, that would cause any representation or warranty contained herein to be inaccurate or untrue on or before the Closing Date; and

            (f)         Continued Maintenance.  From the date of execution of this Agreement through the Closing Date, Seller shall continue to maintain the Acquired Assets in the ordinary course of business.

            6.03     Exclusivity. From and after the date hereof through the Closing Date, neither Seller nor Shareholders nor any of their respective Affiliates, partners, shareholders, officers, directors, employees, or agents, shall, directly or indirectly, solicit, initiate or engage in or continue (including without limitation, furnishing any information concerning the Acquired Assets or the Business) discussions, inquiries or proposals, or enter into any negotiations for the purpose or with the intention of leading to any proposal, concerning the acquisition or purchase by any other party of the Business or any part thereof or any Acquired Asset.

            6.04     Noncompetition and Nonsolicitation.  Provided Purchaser is not in material, uncured breach of its obligations under this Agreement (for the purposes of this Section 6.04, Seller and Shareholders shall not be deemed to be in breach of this Agreement during any period of time that Purchaser is in breach hereof), for a period of three years after the Closing Date, none of the Sellers or Shareholders will,  (a) anywhere within California, Florida, Texas,  Georgia, South Carolina, North Carolina, Alabama, Mississippi, Louisiana, or any other state where the Business is or has been operated or the Business is or has provided any services, directly or indirectly, engage in any activity in competition with the Business in any respect (other than merely holding interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system); or (b) solicit, divert, or hire away, or attempt to solicit, divert, or hire away, from the employment by Purchaser or any of its Affiliates, any person then employed, or employed within the previous year, by any of such entities.

            6.05     Confidentiality.  After the Closing, each Seller will hold in confidence and will not use, duplicate, reproduce, distribute, disclose or otherwise disseminate any information related to the Business, the Acquired Assets or the Purchaser, or any affiliated entity. Notwithstanding the foregoing, if Seller determines that it is required by law to disclose any proprietary information, such person will not make such disclosure unless (and then only to the extent that) such party has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to Purchaser that such disclosure has been requested and is required by law.

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ARTICLE VII

                    POST-CLOSING AGREEMENTS OF SELLER AND PURCHASER

7.01     Employee Matters.

            (a)        Employment.  Seller agrees to cooperate with Purchaser and give Purchaser access to employee information in connection with Purchaser's potential employment of the current employees of the Business. However, Purchaser shall be under no obligation to (i) hire any employees of the Business; (ii) maintain any of Seller's employees which it does hire at the same position, title, or level or responsibility that they had with Seller; (iii) grant seniority or service credit or recognize accrued vacation or sick leave time to any such employee; or (iv) pay any specified level of compensation or benefits to any such employee.

            (b)        Employment Liabilities.  Purchaser does not assume, and Seller hereby retains, any and all employment related costs, obligations, and liabilities of the Business incurred on or prior to Closing or which relate to events, occurrences, conditions, actions, or inactions which took place or were in effect on or prior to Closing (whether or not reported, filed, billed, or paid for on or prior to Closing), including, without limitation, costs, obligations and liabilities relating to severance rights of employees of the Business (including those rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements, or breach of law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority. The entire liability for continuing acts or conditions (such as exposure to harmful conditions or continuing discrimination) shall be retained and assumed by Seller if any material portion of the act or condition occurred on or prior to Closing.

            (c)        Prior to Closing, Purchaser shall notify Seller of the names of Seller's employees whom Purchaser determines in its sole discretion it would like to hire beginning on or after the Closing Date (the "Designated Employees") and the terms of their employment, which shall not be less favorable to such employees than the existing terms of their employment by Seller, as disclosed to Purchaser, except with the prior written approval of Seller.  On or before the Closing Date, Purchaser will extend offers of employment to such Designated Employees to begin as of the Closing Date on such terms of employment.  Seller shall cooperate with Purchaser's efforts to hire the Designated Employees.  On the date immediately preceding the Closing Date, Seller agrees that Seller's employment of the Designated Employees who have agreed to be employed by Purchaser shall end.

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            7.02     Payment of Acquired Contract Pre-Billed Amounts.  Not later than thirty (30) days after the Closing Date, Seller shall pay to Purchaser Purchaser's pro rata share of the invoiced amounts with respect to those Acquired Contracts which have been pre-billed by Seller.  Purchaser's pro rata share of such invoiced amounts are set forth on Schedule 7.02.

            7.03     Reasonable Efforts.  Seller and Purchaser agree that prior to the Closing they will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

            7.04     Casualty.  If, prior to the Closing, the Business or any Acquired Asset sustains damage or destruction by fire or other casualty that Seller does not completely repair prior to Closing, Purchaser may elect to either (1) terminate this Agreement as provided in Section 9.01(b) by providing written notice thereof to Seller, or (2) consummate the transactions contemplated by this Agreement subject to a mutually agreeable adjustment in the Purchase Price to reflect such unrepaired casualty loss insurance.

ARTICLE VIII

CONDITIONS TO CLOSING

            8.01     Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in writing, in whole or in part, by Purchaser):

            (a)        Representations and Warranties; Performance. The representations and warranties of Seller and Shareholders set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Seller shall have duly performed in all material respects all agreements and covenants herein required to be performed by Seller on or before the Closing Date.

            (b)        Officer's Certificate. Seller shall have furnished a certificate, executed on behalf of Seller, confirming the matters expressed in Section 8.01(a) hereof with respect to Seller.

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            (c)        Authority.  Seller shall have furnished to Purchaser (i) certificates of the Secretary of State of Florida, dated as of a date nor more than five (5) business days prior to the Closing Date, attesting to the organization, existence and good standing of Seller, (ii) a copy certified by the Secretary of State of Florida, dated as of a date not more than five (5) business days prior to the Closing Date, of Seller's Articles or Certificate of Incorporation together with all amendments, (iii) a copy certified by the Secretary of Seller, of the Bylaws of Seller, as amended and in effect as of the Closing Date, (iv) a copy, certified by the Secretary of Seller, of resolutions duly adopted by the Board of Directors of Seller duly authorizing the transactions contemplated by this Agreement, and (v) a copy, certified by the Secretary of Seller, of resolutions duly adopted by the unanimous written consent of the Shareholders duly authorizing the transactions contemplated by this Agreement.

            (d)        Consents and Approvals. All consents and approvals of third parties and Governmental Authorities shall have been obtained by Seller and delivered to Purchaser.

            (e)        Transfer Documents.  Purchaser shall have received the Transfer Documents as contemplated in Section 3.03 hereof.

            (f)         Employment Matters. (i) Purchaser shall have received the executed Employment Agreement from Fernando Nava, and (ii) Purchaser shall be satisfied (in its sole discretion) that at least 400 Designated Employees will agree to be employed by Purchaser on terms and conditions specified in Section 7.01(c).

            (g)        Certificate of Non-Foreign Status.  Seller shall have duly executed and delivered Purchaser a Certificate of Non-Foreign Status sufficient in form and substance to relieve Purchaser of all withholding obligations under Section 1445 of the Code.

            (h)        Financing.  Purchaser shall have secured financing necessary in order for it to consummate the transactions contemplated hereunder, on terms satisfactory to the Purchaser in its sole discretion.

            (i)         Due Diligence.  Purchaser shall have completed its due diligence review of the Business and the Acquired Assets and the results of such due diligence review shall be acceptable to Purchaser in its sole discretion. Purchaser shall be satisfied in its sole discretion that Seller's representations in Sections 4.30, 4.31 and 4.32 are true and accurate in all respects.

            (j)         Approval of Board of Directors.  The Board of Directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby.

            (k)        No Material Adverse Change or Litigation.  There shall not have occurred any material adverse change in the business, business prospects, assets, financial condition or results of operation of the Business.  There shall be no pending or threatened litigation affecting the Seller, the Shareholders or the Acquired Assets.

            8.02     Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in writing, in whole or in part, by Seller):

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            (a)        Representations and Warranties; Performance. The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Purchaser shall have duly performed in all material respects all agreements and covenants herein required to be performed by Purchaser on or before the Closing Date.

            (b)        Consents and Approvals. All material consents and approvals of third parties and Governmental Authorities that shall be (i) required to consummate the transactions contemplated hereby or (ii) reasonably necessary to permit Purchaser to operate the Business, shall have been obtained.

            (c)         Assumptions of Liabilities.  Purchaser shall have provided Seller with the Assumption Instrument executed by the Purchaser.

            (d)        Payment.  Purchaser shall have provided Seller with the Note executed by the Purchaser and shall have delivered the Warrant to the Escrow Agent.

ARTICLE IX

TERMINATION OF AGREEMENT

9.01     Termination of Agreement.        This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time on or prior to the Closing as follows:

            (a)        by the written consent of Purchaser and Seller;

            (b)       by Purchaser, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of either Seller set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, (ii) if there has been a breach in any material respect of a covenant of Seller, or a failure in any material respect on the part of Seller to comply with their respective obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date; (iii) if there occurs any casualty with respect to the Business or any Acquired Asset as described in  Section 7.05, or (iv) if any proposed supplement, change or amendment to any Schedule submitted by Seller to Purchaser is unacceptable to Purchaser and the terms and conditions of Section 7.03 hereof are satisfied;

            (c)        by Purchaser  if any of the conditions set forth in Section 8.01 hereof are not satisfied on or before the Termination Date;

            (d)       by Seller, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of Purchaser set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, or (ii) if there has been a breach in any material respect on the part of Purchaser to comply with its obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date;

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            (e)        by Seller if any of the conditions set forth in Section 8.02 hereof are not satisfied on or before the Termination Date; or

            (f)        by Purchaser or Seller if the Closing Date shall not have occurred before Termination Date for any reason other than the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations hereunder or the breach or inaccuracy in any material respect of a representation or warranty made by such party; provided, that, any such failure, breach or inaccuracy by Shareholders shall be deemed a failure, breach or inaccuracy by Seller for purposes of this subsection (f).

            9.02     Obligations Upon Termination.  Except for the obligations provided in Sections 6.03, 6.05 and 11.02 hereof, in the event that this Agreement is terminated pursuant to the provisions of Section 9.01(a), (c), (e), or (f) hereof, neither party shall have any further obligation to the other. If either party shall terminate this Agreement (a) pursuant to Section 9.01(b) or (d) hereof or (b) pursuant to Section 9.01(c) or (e) hereof because a condition to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue any and all rights it may have at law or equity or hereunder shall survive unimpaired.

            9.03     Disposition of Purchase Price. If Purchaser shall terminate this Agreement pursuant to Section 9.01(b) or because the conditions specified in Section 8.01(n) has not been satisfied, then the Purchase Price shall be returned to Purchaser, without offset or deduction.

            9.04     Seller's Remedy to Unwind Transaction.  At Seller's option, if Purchaser fails to pay the Note when due upon the terms and conditions stated therein, or fails to issue the Warrant or cause the Warrant to be released by the Escrow Agent if it is due to Seller pursuant to the terms of this Agreement, or fails to issue the Shares upon exercise of the Warrant as provided therein, then Seller's sole remedy shall be to unwind the transaction contemplated by this Agreement by giving Purchaser written notice thereof and by returning the Note and the Warrant or Shares, if received, to Seller, together with all payments (principal and interest) made by Purchaser to Seller under the Note, if any.  Upon receipt of such notice and return of the Note from Seller, return of the Shares or the Warrant, as the case may be, from the Escrow Agent, Purchaser, and return of all payments (principal and interest), if any, made by Purchaser to Seller under the Note, Purchaser shall promptly take all actions necessary so as to transfer title to the Acquired Assets back to Seller.

ARTICLE X

INDEMNIFICATION

            10.01   Indemnification by Purchaser.  From and after the Closing Date, Purchaser shall indemnify, defend and hold Seller and Shareholders harmless from and against and reimburse Seller for any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Liabilities") that may be incurred by, imposed upon or asserted against Seller arising from or relating to: (i) any failure of Purchaser to assume, pay, perform and discharge the Assumed Liabilities; (ii) any action, claim, judicial or other proceeding asserted by any third party against Seller with respect to any of the Assumed Liabilities; and (iii) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Purchaser contained herein or in any document or instrument delivered pursuant hereto.

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            10.02   Indemnification by Seller and Shareholders.  From and after the Closing Date, Seller and Shareholders shall indemnify, defend and hold Purchaser harmless from and against and reimburse Purchaser for any and all Liabilities that may be incurred by, imposed upon or asserted against Purchaser arising from or relating to: (i) any failure of Seller to assume, pay, perform and discharge the Retained Liabilities; (ii) any action, claim, judicial or other proceeding asserted by any third party against Purchaser with respect to any of the Retained Liabilities; (iii) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Seller or either Shareholder contained herein, or in any document or instrument delivered pursuant hereto;  and (iv) the operation of the Business or the ownership, use or sale of the Acquired Assets by Seller prior to the Effective Time (including, without limitation, any contractual, tax, product, warranty, tort or other Liability whatsoever).  However, the Seller's and the Shareholders' aggregate liability hereunder shall not exceed the Purchase Price.  Purchaser may withhold from Seller any payment otherwise due to Seller pursuant to the Note and may withhold the Shares or the Warrant, as the case may be, and offset the full amount of such claim for indemnification against the amount due to Seller pursuant to the Note, or the Shares or Warrant, as the case may be, in accordance with Section 10.05 hereof.

            10.03   Notification of Claim.  Each indemnified party under this Article X will promptly, and within ten (10) days after notice to such indemnified party of any claim as to which it asserts a claim for indemnification, notify the indemnifying party of such claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the indemnifying party from any liability which it may have pursuant to the provisions of this Article X as long as the failure to give such notice within such time is not prejudicial to the indemnifying party.  Notice to an indemnified party for the purpose of the preceding sentence shall mean the filing of any legal action, receipt of any claim in writing or similar form of actual notice.

            10.04   Defense of Claim.  If any claim for indemnification by any indemnified party arises out of a claim by a person other than such indemnified party, the indemnifying party may, by written notice to the indemnified party, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the indemnified party and take all other steps or proceedings to settle or contest such claim, including without limitation the employment of counsel; provided, however, that the indemnifying party shall reasonably consider the advice of the indemnified party as to the defense and settlement of such claim and the indemnified party shall have the right to participate, at its own expense, in such defense, but control of such litigation and settlement shall remain with the indemnifying party.  The indemnified party shall provide all reasonable cooperation in connection with any such defense by the indemnifying party.  Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the indemnifying party.  If any such claim is made hereunder and the indemnifying party elects not to undertake the defense thereof by written notice to the indemnified party, the indemnified party shall be entitled to indemnification with respect thereto pursuant to the terms of this Article X.  To the extent that the indemnifying party undertakes the defense of such claim by written notice to the indemnified party and diligently pursues such defense at its expense, the indemnified party shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.  If any claim for indemnification by Purchaser arises out of a claim by Purchaser, then Purchaser shall be entitled to immediate indemnification hereunder pursuant to Section 10.05 hereof.

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10.05      Offset.  If Purchaser shall exercise its right to offset provided in Section 10.02 any such offset shall be collected by reducing the amount owed by Purchaser to Seller in the following manner (i) first, to the extent of the principal amount outstanding on the Note, then (ii) to the extent of any accrued interest on the Note.  In such case, Purchaser shall deliver to Seller a written notice of such claim setting forth the facts and circumstances supporting the claim and Purchaser's calculation of the dollar amount thereof.  If Purchaser does not receive written notice of Seller's objection to such claim within fifteen (15) business days of Seller's receipt of Purchaser's claim notice, then Purchaser may proceed to deduct the dollar amount of the claim from the Note.  If Seller objects to such claim, Seller shall send Purchaser a written notice of such objection setting forth the facts and circumstances supporting Seller's objection and a dollar amount, if any, that Seller would be willing to accept for a deduction from the Note.  Purchaser must receive the notice of objection within fifteen (15) business days of Seller's receipt of Purchaser's claim notice.  If Seller so objects, then Purchaser and Seller shall negotiate in good faith to resolve such claim and objection.  If Purchaser and Seller fail to resolve the claim and objection within thirty (30) days of the date Purchaser received the notice of objection, then the parties agree to submit the matter to mediation for resolution.  If Purchaser and Seller fail to resolve the claim and objection through mediation within thirty (30) days, then either party may submit the matter to a court of appropriate jurisdiction for resolution.  Any portion of the Note subject to a pending claim shall continue until the claim is resolved.  No failure or delay of Purchaser in the performance of the foregoing claim procedure regarding the Note shall relieve, reduce or otherwise affect the Seller's obligations and liability to indemnify, defend or hold harmless Purchaser pursuant to this Agreement.

            10.06   Other Remedies.  The remedies of Purchaser provided in this Agreement are cumulative and not exclusive of any remedies provided by law. In addition, the parties acknowledge that the acquisition of the Business is a unique opportunity and that any breach of this Agreement by the Sellers or Shareholders may not be adequately compensated by damages. Accordingly, in such event, Purchaser shall be entitled, in addition to any other remedies that it may have, to enforce this Agreement by a decree of specific performance.

ARTICLE XI

MISCELLANEOUS

            11.01   Survival. All representations and warranties contained in this Agreement, any Exhibit or Schedule hereto or any document delivered in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated by this Agreement and any investigation on the part of the parties hereto and shall continue in full force and effect after the Closing for a period of three (3) years from the Closing Date at which time they shall expire and no party shall any longer be liable with respect thereto, except as to claims made in respect thereof in writing by any other party or any other indemnitee on or before the expiration of such three year period; provided, however, that the representations and warranties contained in Sections 4.06, 4.15 and 4.17 shall survive indefinitely. The covenants and agreements of the parties hereto set forth in this Agreement shall survive indefinitely.

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11.02   Expenses. Each of the parties hereto shall pay the fees and expenses of its own counsel, and all other expenses incurred by such party incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

            11.03   Publicity.  Except as otherwise required by law and except as Parent deems necessary or advisable in connection with its reporting obligations and periodic filing requirements under federal securities laws, no party hereto shall issue any press release or make any other public statement, in either case related to, in connection with or arising out of this Agreement or any of the documents or instruments delivered pursuant to this Agreement, or the matters contained herein or therein, without obtaining the prior written approval of the other party to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

            11.04   Arbitration.       The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising between the parties out of or in connection with or in respect of this Agreement.  However, if not so settled then the same shall be submitted to arbitration and, to the fullest extent permitted by law, be solely and finally settled by arbitration, except as specifically provided otherwise in any written agreement among the parties.  All arbitration proceedings shall be held in Dallas, Texas, and shall be conducted before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and any order of enforcement as the case may be.

            11.05   Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing party in such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or  counseling on such claim.

            11.06   Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

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            (a)        If to Seller:

Florida Environmental Remediation Services, Inc.
1400 SW 12th Avenue
Pompano Beach, FL 33069
Attn:  Mr. Fernando Nava
Facsimile: (___) ___-____

            (b)        If to Shareholders:

Fernando Nava
1400 SW 12th Avenue
Pompano Beach, FL 33069
Attn:  Mr. Fernando Nava
Facsimile: (___) ___-____

Mike D. Lane
1400 SW 12th Avenue
Pompano Beach, FL 33069
Attn:  Mr. Fernando Nava
Facsimile: (___) ___-____

            (c)        If to Purchaser:

Home Solutions Restoration of Louisiana, Inc.
5565 Red Bird Center Drive
Dallas, Texas 75237
Attention: Mr. Rick O'Brien
Facsimile (214) 333-9435

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            (d)        If to Parent:

Home Solutions of America, Inc.
5565 Red Bird Center Drive
Dallas, Texas 75237
Attention: Mr. Rick O'Brien
Facsimile (214) 333-9435

Any party may change the address to which notices may be sent by delivering notice of such change in the manner set forth above.  All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if faxed.

            11.07   Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure there from, shall be effective unless the same be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

            11.08   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign any of its rights hereunder or any interest herein without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder to Parent or an Affiliate.

            11.09   Exhibits and Schedules. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" means this document and such Exhibits and Schedules.

            11.10   Governing Law.  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

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            11.11   Jurisdiction and Venue.  Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court sitting in Dallas County, State of Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, expressly waives any objection which such party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

            11.12   Number and Gender. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

            11.13   Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

            11.14   Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision of its severance from this Agreement.

            11.15   Entirety. This Agreement contains the agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

            11.16   Third-Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

11.17   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

[Signature Page Follows] 31

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:           HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.

By:  /s/ Frank Fradella
      Name: Frank Fradella
      Title: Secretary and Treasurer

PARENT:                   HOME SOLUTIONS OF AMERICA, INC.

By: /s/ Rick O'Brien
      Name: Rick O'Brien
      Title: Chief Financial Officer

SELLER:                    FLORIDA ENVIRONMENTAL REMEDIATION SERVICES, INC.

By:   /s/ Fernando Nava
      Name: Fernando Nava
      Title: CEO and President

SHAREHOLDERS:

                                                                                    /s/ Fernando Nava
                                                                                    Fernando Nava

                                                                                    /s/ Mike D. Lane
                                                                                    Mike D. Lane